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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF PAMELA F. CRAVEN]



August 11, 1999

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Ladies and Gentlemen:

With reference to the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 which Lucent Technologies Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 394,987 common shares, par value $.01 per share (including an equal number of Preferred Share Purchase Rights that initially trade with the common shares), of the Company (the "Shares") which may be offered and sold by the Company under the Mosaix, Inc. Restated 1992 Stock Option Plan for Non-Employee Directors, the Mosaix, Inc. 1996 Stock Incentive Compensation Plan, the Mosaix, Inc. 1997 Non-Officer Stock Incentive Compensation Plan and the Digital Systems International, Inc. Restated 1987 Stock Option Plan (collectively, the "Plans"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.


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I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                   Very truly yours,

                                   /s/ Pamela F. Craven

                                   Pamela F. Craven